EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Wayne D. Mackie	Jim Buckley
Executive Vice President, CFO	Executive Vice President
Charles River Associates	Sharon Merrill Associates, Inc.
617-425-3740	617-542-5300

CHARLES RIVER ASSOCIATES (CRA) ANNOUNCES FIRST-QUARTER 2012
FINANCIAL RESULTS

Lower Than Expected Revenue in Management Consulting Overshadowed Solid Growth in Litigation

BOSTON, April 26, 2012 — Charles River Associates (NASDAQ: CRAI), a worldwide leader in providing management, economic and financial consulting services, today announced first quarter financial results for the 13 weeks ended March 31, 2012.

Revenue for the first quarter of fiscal 2012 was $69.1 million, compared with $78.6 million for the first quarter of fiscal 2011 — the 13 weeks ended April 2, 2011. Non-GAAP revenue for the first quarter of fiscal 2012 was $68.0 million, compared with $77.0 million for the first quarter of fiscal 2011.

Net income for the first quarter of fiscal 2012 was $519,000, or $0.05 per diluted share. This compares with net income for the first quarter of fiscal 2011 of $4.4 million, or $0.41 per diluted share. Non-GAAP net income for the first quarter of fiscal 2012 was $909,000, or $0.09 per diluted share, compared with $4.3 million, or $0.40 per diluted share, for the first quarter of fiscal 2011.

A complete reconciliation between revenue, net income and net income per diluted share, on a GAAP and non-GAAP basis, for the first quarters of fiscal 2012 and fiscal 2011 is provided in the financial tables at the end of this release.

Financial Results Comments

“We are disappointed with our overall performance in the quarter, which was below our expectations,” said Paul Maleh, CRA’s President and Chief Executive Officer. “The performance of the Management Consulting business was lower than expected, overshadowing the solid performance and continued growth in our Litigation business. As a result, non-GAAP revenue decreased by 12% compared with the first quarter of fiscal 2011. The Management Consulting business shortfall affected our firm-wide utilization this quarter, which declined to 68% from 75% in the first quarter of fiscal 2011.”

“A principal cause of the Management Consulting revenue decline across all of our geographies in the first quarter was the reluctance of some clients to proceed with consulting projects while they were occupied with more fundamental challenges in their markets. This was particularly evident in Europe where economic uncertainties continued into the first quarter. However, the Management Consulting pipeline, particularly in North America, has a growing number of committed and highly probable projects. As a result, we remain encouraged about the prospects of our Management Consulting business for fiscal 2012 as a whole.”

“The first quarter softness in Management Consulting was reflected in our international revenue contribution for the quarter, which declined to 20%,” Maleh said. “The lower international revenue in the first quarter produced a loss in our international operations. We were not able to record a tax benefit for those losses, which resulted in an unusually high effective tax rate of 87% on a GAAP basis and 77% on a non-GAAP basis.”

“The Litigation business, which accounted for approximately 85% of non-GAAP net revenue for the quarter, grew in excess of 8% relative to the first quarter of fiscal 2011. Our largest Litigation practice—Competition—had an outstanding quarter and continued to benefit from M&A and antitrust assignments in both North America and Europe. Our Competition practice’s revenue has grown in five of the past six quarters, reaching its highest quarterly level since 2007 in the first quarter of fiscal 2012. Our Finance, Intellectual Property, and Labor & Employment practices also made solid contributions during the quarter.”

Outlook

“Although our first quarter performance was disappointing, we believe that we can achieve our previously announced goals of approximately 6% annual revenue growth for fiscal 2012 and approximately 11% non-GAAP fourth quarter operating margin. However, attaining these goals will be challenging because of the deficit we created in the first quarter and the uncertainties that exist in the marketplace. If our full year revenue and profitability expectations are realized in the aggregate and geographically, we believe that our non-GAAP annual effective tax rate should improve to the low-to-mid 40% range.”

“In addition to our strengthening pipeline of work, we have the financial flexibility to recruit and pursue acquisition opportunities that can help drive growth in our practices, and we expect these efforts to benefit us as the year progresses,” Maleh concluded.

Conference Call Information and Prepared CFO Remarks

CRA will host a conference call this morning at 8:30 a.m. ET to discuss its first-quarter fiscal 2012 financial results. To listen to a live webcast of the call, please visit the Company’s website at http://www.crai.com prior to the event’s broadcast. To listen to the call via telephone, dial (201) 689-8881 or (877) 709-8155. Interested parties unable to participate in the live call may access an archived version of the webcast on CRA’s website.

In combination with this press release, CRA is providing prepared remarks by its CFO Wayne Mackie under “Conference Call Materials” in the investor relations section on the Company’s website at http://www.crai.com. These remarks are offered to provide the investment community with additional background on CRA’s financial results prior to the start of the conference call.

About Charles River Associates (CRA)

Charles River Associates® is a global consulting firm specializing in litigation, regulatory, and financial consulting, and management consulting. CRA advises clients on economic and financial matters pertaining to litigation and regulatory proceedings, and guides corporations through critical business strategy and performance-related issues. Since 1965, clients have engaged CRA for its unique combination of functional expertise and industry knowledge, and for its objective solutions to complex problems. Headquartered in Boston, CRA has offices throughout North America, Europe, the Middle East, and Asia. Detailed information about Charles River Associates, a registered trade name of CRA International, Inc., is available at http://www.crai.com.

NON-GAAP FINANCIAL MEASURES

In addition to reporting its financial results in accordance with U.S. generally accepted accounting principles, or GAAP, the Company has also provided in this release non-GAAP financial information.  The Company believes the use of non-GAAP measures in addition to GAAP measures is an additional useful method of evaluating its results of operations.  The Company believes that presenting its financial results excluding certain restructuring costs and the results of the Company’s NeuCo subsidiary is important to investors and management because it is more indicative of the Company’s ongoing operating results and financial condition.  These non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with GAAP, and the expected results calculated in accordance with GAAP and reconciliations to those expected results should be carefully evaluated.  The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.  Specifically, for the first quarter of fiscal 2012, the Company has excluded certain restructuring costs and NeuCo’s results. For the first quarter of fiscal 2011, the Company has excluded NeuCo’s results.

Statements in this press release concerning the future business, operating results, estimated cost savings, and financial condition of the Company and statements using the terms “anticipates,” “believes,” “expects,” “should,” “prospects,” “target,” or similar expressions are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain, and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual performance or results to differ materially from any forward-looking statements made by the Company include, among others, the Company’s restructuring costs and attributable annual cost savings, changes in the Company’s effective tax rate, share dilution from the Company’s stock-based compensation, dependence on key personnel, attracting, recruiting and retaining qualified consultants, dependence on outside experts, utilization rates, completing acquisitions and factors related to its completed acquisitions, including integration of personnel, clients and offices, and unanticipated expenses and liabilities, the risk of impairment write downs to the Company’s intangible assets, including goodwill, if the Company’s enterprise value declines below certain levels, risks associated with acquisitions it may make in the future, risks inherent in international operations, the performance of NeuCo, changes in accounting standards, rules and regulations, changes in the law that affect the Company’s practice areas, management of new offices, the potential loss of clients, the ability of customers to terminate the Company’s engagements on short notice, dependence on the growth of the Company’s management consulting practice, the unpredictable nature of litigation-related projects, the ability of the Company to integrate successfully new consultants into its practice, general economic conditions, intense competition, risks inherent in litigation, and professional liability.  Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s periodic filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward-looking statements after the date of this press release.

CRA INTERNATIONAL, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS INCLUDING A RECONCILIATION TO NON-GAAP RESULTS

FOR THE QUARTER ENDED MARCH 31, 2012 COMPARED TO THE QUARTER ENDED APRIL 2, 2011

(In thousands, except per share data)

	Quarter Ended March 31, 2012						Quarter Ended April 2, 2011
		GAAP	Adjustments to	Adjustments to		Non-GAAP		GAAP	Adjustments to		Non-GAAP
	GAAP	% of	GAAP Results	GAAP Results	Non-GAAP	% of	GAAP	% of	GAAP Results	Non-GAAP	% of
	Results	Revenues	(Restructuring) (1)	(NeuCo) (2)	Results	Revenues	Results	Revenues	(NeuCo) (2)	Results	Revenues

Revenues	$69,132	100.0%	$—	$1,179	$67,953	100.0%	$78,607	100.0%	$1,633	$76,974	100.0%
Costs of services	46,487	67.2%	—	343	46,144	67.9%	51,560	65.6%	387	51,173	66.5%
Gross profit	22,645	32.8%	—	836	21,809	32.1%	27,047	34.4%	1,246	25,801	33.5%

Selling, general and administrative expenses	17,867	25.8%	545	921	16,401	24.1%	17,828	22.7%	1,016	16,812	21.8%
Depreciation and amortization	1,472	2.1%	—	1	1,471	2.2%	1,299	1.7%	10	1,289	1.7%
Income (loss) from operations	3,306	4.8%	(545)	(86)	3,937	5.8%	7,920	10.1%	220	7,700	10.0%

Interest and other income (expense), net	(53)	-0.1%	—	(42)	(11)	0.0%	(456)	-0.6%	(43)	(413)	-0.5%
Income (loss) before (provision) benefit for income taxes	3,253	4.7%	(545)	(128)	3,926	5.8%	7,464	9.5%	177	7,287	9.5%
(Provision) benefit for income taxes	(2,817)	-4.1%	195	5	(3,017)	-4.4%	(3,003)	-3.8%	(61)	(2,942)	-3.8%
Net income (loss)	436	0.6%	(350)	(123)	909	1.3%	4,461	5.7%	116	4,345	5.6%
Net (income) loss attributable to noncontrolling interest, net of tax	83	0.1%	—	83	—	0.0%	(26)	0.0%	(26)	—	0.0%
Net income (loss) attributable to CRA International, Inc.	$519	0.8%	$(350)	$(40)	$909	1.3%	$4,435	5.6%	$90	$4,345	5.6%

Net income per share attributable to CRA International, Inc.:
Basic	$0.05				$0.09		$0.42			$0.41
Diluted	$0.05				$0.09		$0.41			$0.40

Weighted average number of shares outstanding:
Basic	10,316				10,316		10,613			10,613
Diluted	10,493				10,493		10,798			10,798

(1) During the quarter ended March 31, 2012, the Company incurred pre-tax expenses of $0.5 million and related income tax effect of $0.2 million principally associated with vacant leased office space.

(2) These adjustments include activity related to NeuCo in the Company’s GAAP results.

CRA INTERNATIONAL, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2012	2011

Assets
Cash and cash equivalents and short-term investments	$51,056	$76,082
Accounts receivable and unbilled, net	90,722	84,720
Other current assets	29,969	29,122
Total current assets	171,747	189,924

Property and equipment, net	21,126	21,611
Goodwill and intangible assets, net	144,246	143,126
Other assets	17,180	17,446
Total assets	$354,299	$372,107

Liabilities and shareholders’ equity
Current liabilities	$65,127	$82,273
Long-term liabilities	20,481	21,427
Total liabilities	85,608	103,700

Total shareholders’ equity	268,691	268,407
Total liabilities and shareholders’ equity	$354,299	$372,107